Exhibit 10.3

January 26, 2016

Greg E. Brooks

4901 Dickens Road, Suite 101

Richmond, Virginia 23230

Dear Greg:

Reference is made to that certain Agreement and Plan of Merger, dated as of October 22, 2015 (the “Merger Agreement”), by and among Landmark Apartment Trust, Inc. (the “Company”), Monument Partners, L.L.C. (“Parent”), Landmark Apartment Trust Holdings, LP (“Company LP”), Monument REIT Merger Sub, L.P. (“REIT Merger Sub”) and Monument Partnership Merger Sub, L.P. (“Partnership Merger Sub”), pursuant to which Partnership Merger Sub will merge with and into Company LP, with Company LP surviving as an indirect wholly-owned subsidiary of Parent (the “Partnership Merger”), and, following the Partnership Merger, the Company will merge with and into REIT Merger Sub, with REIT Merger Sub surviving as a direct wholly-owned subsidiary of Parent (the “REIT Merger”). Reference is also made to the Employment Agreement, dated as of May 7, 2015, by and between the Company and you (the “Employment Agreement”). Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed thereto in the Employment Agreement.

The purpose of this letter agreement (this “Letter”) is to memorialize our understanding regarding the termination of your employment and to amend certain terms of the Employment Agreement, as contemplated by the Merger Agreement and the “Company Disclosure Letter” (as such term is defined in the Merger Agreement). You hereby acknowledge and agree that the Employment Agreement shall be amended as set forth below in this Letter, effective as of and contingent upon the consummation of the REIT Merger; provided, however, that in the event the consummation of the REIT Merger does not occur or the Merger Agreement is otherwise terminated, this Letter shall thereupon become null and void.

1.	The Term shall end and your employment with the Company shall be terminated by the Company without Cause upon the consummation of the REIT Merger (the “Termination Date”).

2.	The Employment Agreement shall terminate upon the consummation of the REIT Merger.

3.

The amounts contemplated under Section 5(a) of the Employment Agreement shall be paid to you immediately following the effectiveness of the release of claims attached hereto as Exhibit A (the “Release”). The cash severance payment payable to you under Section 5(b)(i) of the Employment Agreement upon your termination of employment by the Company without Cause (the “Severance Payment”) shall be paid to you in a lump sum immediately following the effectiveness of the Release. Your receipt of the Severance Payment and the benefits set forth below in Item 4 hereof is subject to the Release becoming irrevocably effective not later than fifty-five (55) days following the Termination Date. In the event that the Release could become effective in one of two taxable years for you, depending on when you execute and deliver the Release, then any deferred compensation payment (which is subject to Section 409A of the Tax Code) that is conditioned on the effectiveness of the Release shall be made no earlier than the first business day of the later of such taxable years.

4.	For a period of eighteen (18) months following the Termination Date, the Company shall directly pay your COBRA premium under the Company’s major medical group health and dental plan (including the costs of your premium required to maintain coverage for your dependents). The foregoing benefits shall commence immediately following the effectiveness of the Release.

5.	The covenants against competition set forth in Section 6.2 of the Employment Agreement shall not survive the termination of the Employment Agreement upon the consummation of the REIT Merger, except for the covenants set forth in Section 6.2(d)(iii)(i) of the Employment Agreement (the “Employee Non-Solicitation Covenant”), which shall survive for a period of twelve (12) months following the consummation of the REIT Merger. The Employee Non-Solicitation Covenant shall apply solely to former “Company Employees” who become “Continuing Employees” (as each such term is defined in the Merger Agreement).

6.	The Successful Capital Transaction Bonus shall be paid to you in a cash lump sum immediately following the effectiveness of the Release.

7.	The amounts that shall be paid to you in respect of the Severance Payment and the Successful Capital Transaction Bonus shall be equal to the amounts set forth in Section 7.18(a)(iii) of the Company Disclosure Letter.

8.	You shall forfeit any and all accrued vacation and paid time off to which you otherwise would have been entitled as of the consummation of the REIT Merger.

All provisions of the Employment Agreement not specifically amended by this Letter shall remain in full force and effect and shall be unaffected by this Letter. In the event of any conflict or inconsistency between the terms and conditions of this Letter and the terms and conditions of the Employment Agreement, the terms and conditions of this Letter shall control.

This Letter shall be governed by and construed and enforced in accordance with the internal laws of the State of Maryland (but not including any choice of law rule thereof that would cause the laws of another jurisdiction to apply). This Letter may be executed in one or more counterparts, each of which shall be deemed an original and all of which taken together shall constitute one and the same instrument.

[Signature Page Follows]

Please acknowledge your understanding of and agreement to the foregoing by signing this Letter in the space provided below.

Sincerely,

LANDMARK APARTMENT TRUST, INC.

By:	/s/ Stanley J. Olander, Jr.
	Name:	Stanley J. Olander, Jr.
	Title:	Chief Executive Officer and President

ACKNOWLEDGED AND AGREED:

/s/ Greg E. Brooks
Greg E. Brooks

EXHIBIT A

General Release of Claims

Consistent with Section 5 of the Employment Agreement dated May 7, 2015, between Landmark Apartment Trust, Inc. (the “Company”) and me, as amended (the “Employment Agreement”) and in consideration for and contingent upon my receipt of the portion of the Severance Package set forth in Section 5(b) of the Employment Agreement, I, for myself, my attorneys, heirs, executors, administrators, successors, and assigns, do hereby fully and forever release and discharge the Company and its affiliated entities (as defined in the Employment Agreement), as well as their predecessors, successors, assigns, and their current or former directors, officers, partners, agents, employees, attorneys, and administrators from all suits, causes of action, and/or claims, demands or entitlements of any nature whatsoever, whether known, unknown, or unforeseen, which I have or may have against any of them arising out of or in connection with my employment by the Company, the Employment Agreement, the termination of my employment with the Company, or any event, transaction, or matter occurring or existing on or before the date of my signing of this General Release, except that I am not releasing any (a) right to indemnification that I may otherwise have, (b) right to Annual Salary and benefits under applicable benefit plans that are earned and accrued but unpaid as of the date of my signing this General Release, except with respect to accrued vacation/paid time off, (c) right to reimbursement for business expenses incurred and not reimbursed as of the date of my signing this General Release, (d) right to any bonus payment(s) or other compensation due under the Employment Agreement or any Company Incentive Plan that is earned and accrued for the most recent completed calendar year for which a bonus payment has not then been paid as of the date of my signing this General Release, or (e) claims arising after the date of my signing this General Release. I agree not to file or otherwise institute any claim, demand or lawsuit seeking damages or other relief and not to otherwise assert any claims, demands or entitlements that are lawfully released herein. I further hereby irrevocably and unconditionally waive any and all rights to recover any relief or damages concerning the claims, demands or entitlements that are lawfully released herein. I represent and warrant that I have not previously filed or joined in any such claims, demands or entitlements against the Company or the other persons released herein and that I will indemnify and hold them harmless from all liabilities, claims, demands, costs, expenses and/or attorneys’ fees incurred as a result of any such claims, demands or lawsuits.

Except as otherwise expressly provided above, this General Release specifically includes, but is not limited to, all claims of breach of contract, employment discrimination (including any claims coming within the scope of Title VII of the Civil Rights Act, the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the Equal Pay Act, the Americans with Disabilities Act, the Family and Medical Leave Act, and any comparable Maryland law, all as amended, or any other applicable federal, state, or local law), claims under the Employee Retirement Income Security Act, as amended, claims under the Fair Labor Standards Act, as amended (or any other applicable federal, state or local statute relating to payment of wages), claims concerning recruitment, hiring, termination, salary rate, severance pay, stock options, wages or benefits due, sick leave, holiday pay, vacation pay, life insurance, group medical insurance, any other fringe benefits, worker’s compensation, termination, employment status, libel, slander, defamation, intentional or negligent misrepresentation and/or infliction of emotional distress, together with any and all tort, contract, or other claims which might have been asserted by me or on my behalf in any suit, charge of discrimination, or claim against the Company or the persons released herein.

I acknowledge that I have been given an opportunity of forty-five (45) days to consider this General Release and that I have been encouraged by the Company to discuss fully the terms of this General Release with legal counsel of my own choosing. Moreover, for a period of seven (7) days following my execution of this General Release, I shall have the right to revoke the waiver of claims arising under the Age Discrimination in Employment Act, a federal statute that prohibits employers from discriminating against employees who are age 40 or over. If I elect to revoke this General Release within this seven-day period, I must inform the Company or its successor in interest by delivering a written notice of revocation to the Company or its successor in interest no later than 11:59 p.m. on the seventh calendar day after I sign this General Release. I understand that, if I elect to exercise this revocation right, this General Release shall be voided in its entirety and the Company and its successor in interest shall be relieved of all obligations to make the portion of the Severance Package described in Section 5(b) of the Employment Agreement. I may, if I wish, elect to sign this General Release prior to the expiration of the 45-day consideration period, and I agree that if I elect to do so, my election is made freely and voluntarily and after having an opportunity to consult counsel.

AGREED:

Greg E. Brooks	Date